        Exhibit 10.1
AMENDED AND RESTATED
CAREER PERFORMANCE SHARES
DEFERRED STOCK AWARD AGREEMENT

This Amended and Restated Career Performance Shares Deferred Stock Award Agreement (this “Agreement”) is entered into on May 20, 2008 to be effective as of July 25, 2005 and amends and restates in its entirety the Career Performance Shares Deferred Stock Award Agreement dated as of July 25, 2005 (the “Grant Date”), by and between AMR Corporation, a Delaware corporation (the "Corporation") and Gerard J. Arpey (“Arpey”).

WHEREAS, the Committee has determined to amend and restate the Agreement in order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder, and as otherwise provided herein; and

WHEREAS, the Board of Directors of the Corporation (the “Board”) and the Board’s Compensation Committee has determined that it is in the best interests of the Corporation and its stockholders to align Arpey’s long term interests with those of the Corporation’s stockholders and to provide incentives for Arpey to remain with the Corporation as its Chairman, President and/or Chief Executive Officer (collectively, the “CEO”); and

WHEREAS, the Committee has determined to make initial grants to Arpey of deferred stock, as the first steps to induce Arpey to remain as the CEO and to motivate him during his tenure as the CEO.

NOW, THEREFORE, the Corporation and Arpey hereby agree as follows:

1. Grant of Award  (a) As of the Grant Date, Arpey is granted 58,000 deferred shares of the Corporation’s Common Stock, $1.00 par value (such shares to be referenced as “Deferred Shares” and the grant to be referenced as the “2005 Award”) pursuant to the terms of the 1998 Long Term Incentive Plan, as amended (the “1998 Plan”). The 2005 Award and the Subsequent Awards (as later defined in this Agreement) will be collectively referenced as the “Awards” and may be individually referenced as an “Award”.

(b)  Any Award will vest in accordance with Sections 2 and 4 of this Agreement.  Unless otherwise determined by the Committee, distributions in respect of any vested portion of any Award shall be made in shares of Common Stock authorized for issuance under the 1998 Plan or any subsequently adopted equity compensation plan (within the meaning of the rules of the New York Stock Exchange) or pursuant to arrangement that is exempt from the rules applicable to such equity compensation plans.

2. Performance Period/Vesting  The Awards will vest, if at all, on July 25, 2015 (the “Vesting Date”)(subject to earlier vesting as detailed in Sections 3 and 4 of this Agreement).  Prior to any vesting of the Awards pursuant to this Section 2, but as soon as feasible after the Vesting Date, the Committee will determine that the performance criteria (the “Criteria”) established for the Awards have been satisfied, in whole or in part. Based upon the foregoing determination, the number of Deferred Shares for each Award will vest on a percentage basis from 0% to 175%.  The Criteria to be used by the Committee in determining the vesting of each Award are set forth in Appendix A to this Agreement. Provided Arpey has paid all applicable taxes with respect to each Award, the shares of Common Stock that vest pursuant to this Section 2 will be issued and delivered to Arpey as soon as feasible following the determination of the Committee as to satisfaction of the Criteria. Upon delivery of the Common Stock to Arpey, this Agreement will terminate.  In no case shall payment be made later than 2015.

3. Early Termination  (a) For purposes of this Agreement, an Early Termination is the occurrence of one of the following events prior to the Vesting Date:

(i)           Arpey ceases to be the Corporation’s CEO due to an approved Early Retirement (which is defined as retirement from employment with the Corporation, or a Subsidiary or Affiliate thereof, at or after age 55 but before the age of 60 and with the express approval of the then existing Board);

(ii)           Arpey ceases to be the Corporation’s CEO due to his death or Disability (as Disability is defined in section 401A(a)(2)(C) of the Internal Revenue Code of 1986, as amended, (the “IRC”);

(iii)   The Board replaces Arpey as the Corporation’s CEO for reasons other than for Cause;

(iv)           Arpey resigns as CEO for Good Reason (as such term is defined in this Section 3); or

(v)   A Change in Control (as such term is defined in Section 10 of this Agreement) of the Corporation.

(b) As used in this Agreement, “Good Reason” means one of the following has occurred without Arpey’s consent prior to the Vesting Date: (i) his base salary in effect as of the Grant Date is reduced (provided, a reduction in Arpey’s base salary that is part of a salary reduction program that affects the other senior officers of the Corporation, will not qualify as Good Reason); (ii) Arpey suffers a significant reduction in the authority, duties and responsibilities as CEO and he concludes in good faith that he can no longer perform the duties of CEO as was contemplated on the Grant Date; and (iii) the material benefits provided Arpey as of the Grant Date are materially reduced.  Upon an event of Good Reason occurring, Arpey will provide the Board with written notice of such occurrence.  If the Board has not taken action to cure such an event of Good Reason within 30 days following its receipt of Arpey’s written notice, then Arpey’s subsequent resignation (provided it occurs with 60 days of his written notice to the Board), will be deemed conclusively to be for Good Reason.  Any notice to the Board as contemplated by this paragraph, will be sent to the Board via the Corporation’s Corporate Secretary.

(c)  Upon the occurrence of an Early Termination, the Early Termination Date will be deemed to be, as appropriate:  the date of Early Retirement; the date of death; the date of Disability; the date Arpey is replaced as CEO; the date of his resignation for Good Reason; or the date of the Change in Control of the Corporation.  Notwithstanding the foregoing, the determination by the Board of the Early Termination Date will in all cases be determinative.

4. Vesting for Early Termination  (a) Upon the occurrence of an Early Termination, an Award that has been granted to Arpey prior to the Early Termination Date will be deemed to have vested as of such Early Termination Date. Thereafter, the Committee will review the Criteria to determine whether and to what extent the Criteria have been satisfied as of the Early Termination Date. Based upon the foregoing determination, the Committee may, in its sole discretion, adjust the number of Deferred Shares vesting for each such Award by a percentage factor between 0% and 175% (the vested portion of each such Award as so determined by the Committee will, in the aggregate,  be referenced as  the “Vested Award”).

(b) In the event of an Early Termination on account of Early Retirement (Section 3(a)(i)), replacement without Cause (Section 3(a)(iii)) or termination for Good Reason (Section 3(a)(iv)), and provided that Arpey has paid all applicable taxes with respect to the Vested Award, shares of the Corporation’s Common Stock, $1.00 par value, in an amount equal to the Vested Award, will be delivered to Arpey within 30 days after the sixth month anniversary of the date of Arpey's separation from employment as a result of such Early Termination.  "Separation from employment" for such purpose shall mean a "separation from service" under Treasury Regulation 1.409A-1(h) or successor guidance thereto.  Upon delivery of the Common Stock to Arpey, this Agreement will terminate.

(c) In the event of an Early Termination on account of death or Disability (Section 3(a)(ii)) or Change in Control of the Corporation (Section 3(a)(v)), and provided that Arpey has paid all applicable taxes with respect to the Vested Award, shares of the Corporation’s Common Stock, $1.00 par value, in an amount equal to the Vested Award, will be delivered to Arpey within 30 days of such Early Termination Date. Upon delivery of the Common Stock to Arpey, this Agreement will terminate.

5. Subsequent Awards  Provided Arpey remains an employee of the Corporation, he will receive a minimum of 58,000 Deferred Shares in each of the succeeding four years after 2005 (collectively, the “Subsequent Awards” and individually a “Subsequent Award”).  Each Subsequent Award shall be made in accordance with the terms of the 1998 Plan or under such other plan, program or arrangement under which awards of this nature are authorized for issuance (the “Applicable Equity Plan”). The grant date for each Subsequent Award will be no later than December 31 of such succeeding year.  In the event the Board has not granted any such Subsequent Award in a succeeding year, the grant date for the Subsequent Award in that year will be deemed to be the last business day of July.   Vesting of a Subsequent Award will be in accordance with Sections 2, 3 and 4 of this Agreement and the number of Deferred Shares vesting for each Subsequent Award may range from 0% to 175%.

6. Termination for Cause; Other  If prior to the Vesting Date and provided there has been no event of Early Termination, then in the event (a) the Board decides to replace Arpey as the Corporation’s CEO for reasons of Cause or (b) Arpey resigns as CEO for reasons other than Good Reason, each Award made prior to such replacement or resignation will be forfeited in its entirety and this Agreement will terminate immediately.

7. Transfer Restrictions  This Award is non-transferable otherwise than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated and will not be subject to execution, attachment or similar process.  Upon any attempt by Arpey (or his successor in interest after his death) to effect any such disposition, or upon the commencement of any such process, the Award will immediately become null and void, at the discretion of the Committee.

8. Miscellaneous  This Agreement (a) will be binding upon and inure to the benefit of any successor of the Corporation, (b) will be governed by the laws of the State of Texas and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Corporation and Arpey.  No contract or right of employment will be implied by this Agreement.  If Arpey does not forward to the Corporation, within the applicable period, required taxes with respect to any shares of Common Stock which have vested pursuant to this Agreement, the Corporation may withhold from any payments to be made to him by the Corporation (or any Subsidiary or Affiliate thereof), an amount(s) equal to such taxes or it may withhold the delivery of any shares of the Common Stock, $1.00 par value, as contemplated by Sections 2 or 4, until such time as such required taxes have been paid.

 9. Securities Law Requirements  (a) The Corporation will not be required to issue shares pursuant to this Award unless and until (i) such shares have been duly listed upon each stock exchange on which the Corporation's Stock is then registered; and (ii) a registration statement under the Securities Act of 1933 with respect to such shares is then effective.

(b)  The Board may require Arpey to furnish to the Corporation, prior to the issuance of any shares of Common Stock, $1.00 par value, in connection with this Agreement, an agreement, in such form as the Board may from time to time deem appropriate, in which he represents that the shares acquired by him are being acquired for investment and not with a view to the sale or distribution thereof.

 10. Incorporation of Applicable Equity Plan Provisions  Each Award pursuant to this Agreement shall be  made pursuant to the Applicable Equity Plan and is subject to all of the terms and provisions of the Applicable Equity  Plan as if the same were fully set forth herein.  Capitalized terms not otherwise defined herein will have the meanings set forth for such terms in the 1998 Plan.  For purposes of this Agreement, the term “Change in Control” will mean a “change in ownership” or “change in effective control” or “change in ownership of the assets” of the Corporation, as determined pursuant to Treasury Regulation 1.409A-3(i)(5) (or successor guidance thereto) and the 1998 Plan and  (b) “Cause” will have the meaning set forth in the 1998 Plan. Notwithstanding the provisions of the 1998 Plan or any other Applicable Equity Plan, (y) Arpey cannot defer payment of an Award and (z) the payment of an Award cannot be accelerated by the Committee or the Corporation, except as provided in this Agreement.

GERARD J. ARPEY                                                                         AMR CORPORATION

_____________________________                                               ____________________________
                                      Kenneth W. Wimberly
                       Corporate Secretary

Appendix A to that AMENDED AND RESTATED CAREER PERFORMANCE SHARE PROGRAM DEFERRED STOCK AWARD AGREEMENT dated as of July 25, 2005, between AMR Corporation and Gerard J. Arpey (the “Agreement”)

The Agreement, Sections 2 and 4, contemplates the existence of performance criteria that will be considered by the Committee when determining the vesting of Award.

In making its vesting determination the Committee will consider the following performance criteria:

1.	The Corporation’s overall cash flow;
2.	The Corporation’s earnings (operating, net or otherwise);
3.	The per share price of the Common Stock;
4.	The operating performance of the Corporation and its Subsidiaries (including safety and other issues concerning regulatory compliance);
5.	The rate of return on investment and/or equity;
6.	Measures of employee engagement and/ or satisfaction;
7.	The overall state of relations between the Corporation and the representatives of organized labor groups;
8.	The Corporation’s balance sheet;
9.	The overall state of relations between the Corporation and its largest shareholders;
10.	The Corporation’s revenues; and
11.	Such other factors as the Committee may in its discretion deem material.

In making its vesting determination, the Committee may, in its discretion, consider the foregoing factors (a) on a relative basis vis-à-vis the Corporation’s major competitors or (b) on a stand-alone basis.  Furthermore, the Committee may, in its discretion, consider each criterion equally or may assign greater significance to certain criterion.